Exhibit 99.2

To:	Global Employees
From:	Brian Goldner
Date:	October 10, 2021
Re:	Update from Brian Goldner

To my friends and colleagues at Hasbro,

I am reaching out to let you know that, after careful consideration, I have decided to take a medical leave. As I shared with you in August of 2020, I have been undergoing medical treatments and, at this moment, I need to take time to focus on my health. In my absence, we’ve asked Rich Stoddart, our longtime Board member and friend, to serve as Interim CEO.

As many of you know, Rich has been serving on our Board of Directors for the past seven years, including most recently as Lead Independent Director. In addition to being intimately familiar with our Company, our management team, and our strategy, he brings a wealth of leadership experience from previous CEO roles at both Leo Burnett Worldwide and InnerWorkings. Rich also brings expertise in marketing, brand-building and supply chain management. We couldn’t ask for a better steward, and I’m sure you will all enjoy working with him.

Hasbro’s future couldn’t be brighter, thanks to all of you—the best teams in the business. Let’s continue to Supercharge the Blueprint as we build Hasbro into the world’s leading play and entertainment company.

Best,
bg